EXHIBIT 99.1

FOR:	AMREP Corporation
300 Alexander Park, Suite 204
Princeton, NJ 08540

CONTACT:	Peter M. Pizza
Vice President and Chief Financial Officer
(609) 716-8210

AMREP REPORTS FIRST QUARTER FISCAL 2013 RESULTS

Princeton, New Jersey, September 13, 2012 - AMREP Corporation (NYSE: AXR) today reported a net loss of $608,000, or $0.10 per share, for its fiscal 2013 first quarter ended July 31, 2012, compared to a net loss of $279,000, or $0.05 per share, for the first quarter of the prior fiscal year. Results for the first quarter of fiscal 2013 included a non-cash impairment charge of $169,000 ($107,000 after tax, or $0.02 per share) reflecting the write-down of a real estate investment asset. Revenues were $19,596,000 in the first quarter of this fiscal year versus $21,493,000 for the same period last year.

Revenues from Media Services operations, which include Subscription Fulfillment Services conducted by the Company’s Palm Coast Data subsidiary and Newsstand Distribution and Product Services and other operations conducted by its Kable Media Services subsidiary, decreased from $21,377,000 for the first quarter of 2012 to $19,588,000 for the same period in 2013. Magazine publishers are the principal customers of these businesses, and they have continued to be negatively impacted by increased competition from new media sources and also by the effects of the recent recession and the continued weak U.S. economy. The result has been a trend of reduced subscription and newsstand sales, which has caused publishers to close some magazine titles and seek more favorable terms from Palm Coast and Kable and their competitors when contracts are up for bid or renewal.  As a consequence of these and other factors, including customer losses, revenues from Subscription Fulfillment Services operations decreased from $16,676,000 for the first quarter of 2012 to $13,602,000 for the same period of 2013, while revenues from Newsstand Distribution Services operations were essentially unchanged, decreasing from $2,347,000 for the first quarter 2012 to $2,339,000 for the same period of 2013.  Revenues from Kable’s Product Services and other operations increased from $2,354,000 for the first quarter of 2012 to $3,647,000 for the same period in 2013. Media Services’ operating and general and administrative expenses decreased by $1,561,000 in the first quarter of 2013 compared to the same period in 2012, primarily as a result of lower payroll and benefit costs as well as reduced supplies expense and facility and equipment costs, including depreciation.

There were no land sales at the Company’s AMREP Southwest subsidiary during the first quarter of 2013 compared to revenues of $108,000 for the same period of 2012 which resulted from the sale of approximately two acres of undeveloped land with an average gross profit percentage of 31%. Results for both the 2013 and 2012 periods were substantially lower than the Company experienced prior to fiscal 2009 in its principal market of Rio Rancho, New Mexico, due to a severe decline in the real estate market in the greater Albuquerque-metro and Rio Rancho areas that began late in fiscal 2008 when, faced with adverse conditions, many builders slowed the pace of building on developed lots previously purchased from the Company in Rio Rancho and delayed or cancelled the purchase of additional developed lots.  As a result of these and other factors, including the nature and timing of specific transactions, revenues, gross profits and related gross profit percentages from real estate land sales can vary significantly from period to period and prior results are not necessarily a good indication of what may occur in future periods.

AMREP Corporation’s Media Services operations, conducted by its Kable Media Services, Inc. and Palm Coast Data LLC subsidiaries, distribute magazines to wholesalers and provide subscription and product fulfillment and related services to publishers and others, and its AMREP Southwest Inc. subsidiary is a major landholder and leading developer of real estate in Rio Rancho, New Mexico.

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AMREP CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	Three Months Ended July 31,
	2012	2011
Revenues	$19,596,000	$21,493,000

Net (loss)	$(608,000)	$(279,000)

(Loss) per share – Basic and Diluted:	$(0.10)	$(0.05)

Weighted average number of common shares outstanding	5,996,000	5,996,000